STAAR SURGICAL COMPANY
THIRD QUARTER 2011 FINANCIAL RESULTS CONFERENCE CALL
October 24, 2011, 4:30 PM ET

Operator:
Good day ladies and gentlemen.  Thank you for standing by.  Welcome to the STAAR Surgical Third Quarter 2011 Financial Results Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone, and please press star, zero, for Operator assistance at any time.  For participants using speaker equipment, it will be necessary to pick up your handset before making your selection. This conference is being recorded today, Monday, October 24th of 2011.

I would now like to turn the conference over to our host, Doug Sherk of EVC Group.  Please go ahead, sir.

Doug Sherk:
Thank you, Operator, and good afternoon everyone.  Thank you for joining us for the STAAR Surgical conference call and webcast to review the Company’s financial results for the third quarter of 2011 which ended on September 30th, 2011.  The news release announcing the third quarter results crossed the wire about a half-hour ago and is available at STAAR’s website at www.staar.com.  We have arranged for a taped replay of this call which may be accessed by phone.  A replay will become available approximately one hour after the call’s conclusion and will remain available for seven days.  In addition, today’s call is being broadcast live and along with an archived replay will be available at the STAAR website.

Before we get started, during the course of this conference call, the Company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenues, cash or other financial statements, any statements about plans, strategies or objectives of Management for future operations, any statements concerning proposed new products, government approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the U.S. and the international markets, the outcome of product research and development or any clinical studies, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The risks are described in the Safe Harbor Statement in today’s press release and in the Risk Factors section of our Annual Report on Form 10-K.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Now with that out of the way, let me turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thank you, Doug, and welcome to all of those on the phone and the webcast from the STAAR booth here at the American Academy of Ophthalmology in Orlando, Florida.  We’re fortunate that we have a live audience here with us also today which includes employees, investors, customers and maybe even competitors.

Logistically, just a few things to point out to you.  If you want to participate in the Q&A session, you’ll need to be on the conference call line rather than the webcast.  We will be taking questions here from those in the audience.  We’ll take the questions first from those on the call and then if we have time we’ll take those from the audience.  There will also be, to note, a 10 to 12 second delay between the call-in line and the webcast line so you probably don’t want to watch both at the same time or you may get confused.

We also are fortunate today to have with us two of the members of our Board of Directors.  John Moore and Mark Logan are here in the audience and we have our CFO Deborah Andrews who will be making some comments.  A special feature though today, since we’re live here at the American Academy of Ophthalmology, is that we’re going to have round table discussion on the Visian ICL.  We’re going to have two very experienced Visian ICL surgeons, Dr. Roberto Zaldivar from Argentina and Dr. Erik Mertens from Belgium.  Hans Blickensdoerfer, our President of Europe, Middle East and Africa will moderate that session and what we hope is that through this round table the comments you hear will help you understand why we’re so enthusiastic about the Visian ICL, where we are today but more importantly the future we think we have with this product.  If you look over the last several years—let’s say 30 years—of refractive surgery, there have been several eras of technology where a technology will have a dominance during that period.  There was RK for many years, and I know there are people here in the audience that had that procedure.  There was PRK and now I think you’d say we’re in the LASIK era and around the world, particularly in the US, we’ve seen LASIK decline over the last few years.  What we think we can sense from what we hear and see is that this may well be the potential for the beginning of the era of the ICL.

Our agenda is I will cover a few operating highlights as normal.  Deborah will cover the financial results, then Hans will have the round table and then we’ll turn it over to questions and answers.  So with that, let’s get started.

First, let me take note of the fact that mid last week, we did put out a press release that in Japan PMDA gave us notification that it was not going to be necessary for us to go before the Approval Committee to get the Toric ICL approved.  That’s good news for us and our employees in Japan are working diligently with PMDA to finish up the DFU and close a couple of files in order to get approval there, and I certainly have a strong sense we’ll have approval of the Toric in Japan before the end of this year.  Japan is a large opportunity for the ICL.  Why?  Because there’s a very higher than normal prevalence of myopia in Japan, and a higher degree of those that are myopic are in the high degrees of myopia.  And then on top of that with the Toric, those that are myopic, a higher percentage of those also have astigmatism.

So now let’s review the four key operating metrics that we followed throughout the year.  The first two are easy.  Revenue double-digit growth at 16%, check.  The second, ICL growth 31%, check.  And you might recall that we raised our metric during the second quarter from 25% growth for the ICL to 30% growth and we achieved that.  The third metric is gross margin.  We had a very nice expansion in our gross margin during the quarter.  We ended the quarter at 68.5%.  That’s a 570 basis point improvement from the year ago period and it’s 170 basis point improvement from the prior quarter.  Now, so far year-to-date through nine months, we’re at 66.7% in gross margin and we raised our metric last quarter to 66.5% for the year so at this point through nine months we’re there.  The fourth metric is profitability.  We raised this metric during second quarter to all four quarters and for the year.  Yes, we were profitable for the quarter.  We did achieve it though I will say it’s not the continuous improvement in net income that I expected nor wanted to see during the quarter.  Deborah will cover in detail some of the non-operating related accounting charges which led to an $800,000 negative impact year-over-year and also the high tax rate that we had to pay during the quarter.

One final item before Deborah comes up, I’ll talk about the consolidation of our four manufacturing operations into one facility.  We met with all of our employees worldwide at the end of September and told them that we had put together a plan to consolidate the operation into Monrovia, California. And we believe according to that plan it will take us about two years.  As we reported last quarter, the total expense over a three-year period will be about $6 million, which will show up on our P&L but we’ll show a separate line for that.  So far this year, we’ve spent $650,000 on this project straight out of our P&L and I believe it was about 150,000 during the third quarter.  Why are we doing all this?  Well we expect during the period of 2014 to 2020 to experience over $100 million in savings from labor costs and tax.  We also believe it will be a good driver to help us to continue to expand our gross margin so that we can get that up to the mid- and high 70% range.

Bottom line, this was another terrific quarter for STAAR.  Thank you very much.  Revenue growth as we wanted it; ICL growth which is really the key value driver here in our business; continuously expanding that gross margin very nicely.  If you look at the P&L leverage that we have, 2.1 million in additional revenue year-over-year, 1.9 million of that went straight to the operating income line.  Cash generation 2.5 million during the quarter.  Total cash 16.9 million, the largest amount of cash this company has ever had in its 25-year history.  Profitability yes, though not as high as I want it to be or expect it to be.  All good news but we’re not there yet.  We’ve got a lot of work yet to do.  We’ve got a lot of opportunity in front of us and we think we’ve got the folks in place and the technology and pipeline in place for us to execute on this.

And with that I’ll turn the podium over to Deborah to speak about the financial report.  Deborah?

Deborah Andrews:
Thanks, Barry.  Good afternoon everyone.  I’ll focus my comments today on some of the key financial highlights of the quarter:  revenue, expenses, net income and cash.  At 7.9 million, third quarter Visian ICL sales increased by 31% over the period a year ago.  Sales of Visian ICL represented 52% of our total ICL sales in the quarter.  In our top 10 marketed refractive markets, Visian ICL sales grew 33% and in five our top 10 markets it accounted for 85% of the total revenue for ICLs.  IOL sales for the quarter were unchanged to 6.6 million from sales in the third quarter of 2010.  There was a favorable impact from foreign exchange largely due to pre-loaded IOL sales in Japan.  We continue to see IOL gross margins increase with improved mix towards higher margin IOLs.  Lower priced non-pre-loaded silicone IOLs declined while there was a significant increase in pre-loaded acrylic IOLs.  Finally, we began shipment of the nanoFLEX IOL in select European markets during the last weeks of the quarter.

Operating expenses increased 3% over the year ago period.  The increase was largely due to growth in general and administrative expenses which included incremental spending for bonus accruals based on our improved performance and the costs associated with the initiative to consolidate our manufacturing operations to the Monrovia, California facility.

Finally, we reported net income of $77,000, or roughly break even per share, compared with a net loss in the third quarter of last year of $1.2 million or $0.03 per share.  The results were largely affected by approximately $430,000 as a result of exchange losses as the dollar gained strength against the euro and the Swiss franc and a fair market value adjustment of outstanding warrants based on the increase in STAAR’s stock price.

In addition, the provision for income taxes, as Barry mentioned, reflected a rate of pre-tax income of 74% of pre-tax income compared to 40% during the first six months of the year.  We generated 2.5 million in cash and cash equivalents and restricted cash and ended the quarter with $16.9 million of cash on our balance sheet.  This is the highest level of uncommitted cash in the Company’s history.

Briefly, for the nine-month period, revenue grew 14% in 2011 to 46.4 million, with gross margins of 66.7 million compared to 63.5 million a year ago, and operating expenses increased 4%, reflecting incremental bonus accruals and initiatives to consolidate our manufacturing operation.

Income from continuing operations for the quarter was—or for the year-to-date period—was 1.2 million or $0.03 a share.

That concludes my comments.  Now I’d like to turn the call back over to Barry.  Thank you.

Barry Caldwell:	All right. Thank you, Deborah, and with that, we’ll turn to the round table now and Hans Blickensdoerfer will be our moderator. Hans?

Hans Blickensdoerfer:
Thanks, Barry.  We are very fortunate to have two global leading ophthalmologists here with us today.  We have Dr. Zaldivar, who is the medical director from the Zaldivar Institute in Argentina, and we have Dr. Erik Mertens who is the medical director of the Medipolis Refractive and Cataract Eye Center based in Antwerp.  We also have with us a patient of Dr. Mertens who recently had the new V4c ICL implanted to talk to us about it.

I would like to start with Dr. Zaldivar.  You have been a pioneer in the development and the launch of the ICL technology a long time ago.  Can you tell us how many ICLs you have implanted during those years?

Dr. Zaldivar:	I started in 1993, that I have almost 18 years’ experience. And we are over 10,000 ICLs implanted now and we are getting very close to 11,000 ICLs.

Hans Blickensdoerfer:
This is a stunning number, 11,000 ICLs.  Some of you would know that we just recently celebrated this month 250,000 ICLs implanted in the history of ICLs, so that would represent about 4% of volume.  Congratulations.  By the way, have you removed any of those 10-, 11,000 lenses due to loss of endothelial cells?

Dr. Zaldivar:	No, I never have—I have a long experience with phakic IOLs, ICLs the most but I have that experience with other IOLs and I never took an ICL because of endothelial cells.

Hans Blickensdoerfer:	Would you recommend a surgeon use an anterior phakic IOL today?

Dr. Zaldivar:
I started with the anterior phakic lens in 1987, and I have 23 years of experience with anterior lenses. We’ve put in about 2,000 lenses and the biggest problem with these lenses—they have two biggest problems.  One, endothelial cells deterioration with time, many of the lenses, and also pupil ovalization and [inaudible].  I abandoned this technique in 1994 because this reason, and I don’t think that technology can solve this problem, even now.

Hans Blickensdoerfer:	So you do not recommend…?

Dr. Zaldivar:	I do not recommend, I do not do this and I’m not going [inaudible].

Hans Blickensdoerfer:	During the recent ESCRS meeting, you did present your experience which you had 17 years ago with ICL type of lens that had a hole in the center.

Dr. Zaldivar:	Yes.

Hans Blickensdoerfer:	Could you tell us a little bit more about that experience?

Dr. Zaldivar:
Okay.  With started in 1993 and we had tried to solve the problem of pressure at that time.  And we do it not at the beginning, but very soon, we realized that maybe we can make maybe a hole in the middle that can not be detected, even by the patient, and we can avoid the problem of pressure and also circulation.  And we did it in 1994, and we put 20 lenses in 1994 so that I have 16 years of experience with these patients—20 with 16 years with patients with holes in the middle like the AquaPORT.  The problem was, in the company do not have enough technology at that time to do this and it was very expensive to do it and the instrument wasn’t [inaudible].  Then abandoned the technology, abandoned the technology of the hole because it was very complicated to do a hole 18 years ago.  The results with these patients was incredible—in 16 years I took not one out because of any problem.

Hans Blickensdoerfer: Not a single lens?

Dr. Zaldivar:	Not a single lens.

Hans Blickensdoerfer:	How far down do you go into the myopic range that you correct with the ICL?

Dr. Zaldivar:
I am very heavily a refractive surgeon. I performed many, many surgeries.  Probably I’m now more than 150,000 refractive surgeries that I am—I wanted to operate the most safe that I can.  I don’t want any problems with the surgery.  And every patient that I have any single suspicious, I go as low as I can if I think I am going to have problems with other technologies.  Because, for example, many times I put in -1.5, -2 lens if I feel safer with this lens [inaudible].  I also was an excimer laser surgeon and I was the first one to have the use of the excimer laser early because I know that excimer laser is not for mid-size diopters of myopia.  It’s only for low diopters.

Hans Blickensdoerfer:
The KS-AquaPORT is named for Dr. Shimizu from Japan because of his clinical work which led to receiving the CE Mark.  You have implanted a series of V4cs with AquaPORT and V4bs, the previous version.  What were the IOP results?

Dr. Zaldivar:
We started working in a very interesting way.  We put the V4c in one eye and the V4b in the other eye to try to see if there are any differences in pressure, in vision, in quality of vision and anything that they took us any attention.  And we find that most of the patients doing about the same in pressure—no pressure—and in the patients who have the AquaPORT they do not have any iridectomy. That means it’s a very big step forward because, for one, it is the most difficult part of the procedure to do iridectomy, now we avoid this part of the procedure.  And also in vision quality, we measure with different measurement systems to try to see if any difference because of the port or not. We do MTFs, which is a system to measure the quality of [inaudible]; it is a double-pass system, very sophisticated, to measure scattering.  And also with the [inaudible] MTF, we measured and we couldn’t find any difference between both.

Hans Blickensdoerfer:	How do you see the advances of the ICL technology impacting the usage of the ICL?

Dr. Zaldivar:
I think it’s—like my clinic is like a lab.  We start working in the technology very early but what happened in my experience happened later in other places most of the time.  And I am using all the time the ICLs for many years.  I am more aggressive every time that the technique becomes more sophisticated and we have less expectation of having problems.  But every time we are more aggressive I think it is going to grow like very, very hard in the near future because one of the most important things that we have now is doing the iridectomy in the surgery—and with the new ICLs that we have, V4c, we don’t need it.  We probably eliminate one of the most important cause of problems in the surgery.

Hans Blickensdoerfer:	Can you imagine that the ICL over the years develops to become the gold standard of refractive surgery?

Dr. Zaldivar:
I think it’s going to be in most of the cases.  Because the other thing that I did not mention is we measure visual quality in all the lenses that are performed in patients who have cataracts, in patients who have laser and in other ones.  I couldn’t find a quality of patients with the ICL—I couldn’t find in any other procedure the same quality of vision that you get with ICLs.  That probably is related with the quality of the optic and also the material that they use.

Hans Blickensdoerfer:
So I guess you may have heard that we believe we are close to receive the approval of the Toric ICL in Japan.  Given the high level of experience you have with Toric ICLs, can you talk a little bit about your expectations of what you would expect to see happen with the Toric ICL in the Japanese market?

Dr. Zaldivar:
I think as in all the markets, but Japanese more because they have more myopia and more myopia with astigmatism, I think the growing is going to be very dramatically, because Toric ICL allows us to correct one of the biggest problems that we have in combination with myopia—that is, astigmatism—and at one time with very high precision and very high quality of the vision.  I assume that the growing is going to be probably duplicate or triplicate.

Hans Blickensdoerfer:	So you’d wish to be operating in Japan . . . ?

Dr. Zaldivar:	I’d like to be in Japan because there are more myopes than in any place in the world.

Hans Blickensdoerfer:	Now to Dr. Mertens, you were the first surgeon in Europe with the CentraFLOW technology. Can you tell us how many CentraFLOW ICLs you have implanted?

Dr. Mertens:
I was able to participate in the premarketing release of this exciting new technology and up till now I implanted 48 ICL type V4c.  So far we didn’t encounter any problems, no IOP rise, very satisfied patients.

Hans Blickensdoerfer:	You have also implanted some lenses with V4b and with V4c, the V4b is the previous version, and have you noted any differences?

Dr. Mertens:
Well when stepping into a new kind of technology I’m always very anxious and very, very afraid that something goes wrong.  So that’s why my first two patients I implanted in one eye version 4b with a YAG iridotomy, and the other eye version 4c.  Those patients did not know in which eye was which version, and I specifically asked them one day, one week, one month after surgery, do you experience any difference?  Any difference in vision?  Any different in visual quality?  Any difference in visual symptoms when driving a car at night and they did not experience any difference.  Also, when measuring the IOP, intraocular pressure, there was no difference between the two eyes.  And after involving those two patients, I was so happy with the results of the 4c that I only kept on doing both eyes with 4c so I did not implant the 4b until now again.

Hans Blickensdoerfer:	With the expanded approval range of the ICL, how far down do you go with the myopic range when you treat refractive error?

Dr. Mertens:
Well actually in my private clinic, ICL and laser surgery—LASIK and PRK—are given to the patient on the same level which means that a -1 myope walks in, he is as eligible to receive an ICL as a LASIK.  So for me it’s safe but the visual quality is much better in the ICL when myopia is -4, -5 and above.  So I am not involving—I’m sorry, I’m not doing—laser surgery any more above -6 diopters of myopia because the quality of vision is so much better with the ICL.  And as you will see with my patient who is sitting next to me, that I go very low with involving the ICLs when the patient of course knows what it is and it’s his understanding that the visual quality will be very good.

Hans Blickensdoerfer:	If you look into the future, how do you think new advances with ICLs will impact the usage of the ICL?

Dr. Mertens:
Well I started with the ICL about 2002, 2003, so nine years ago.  And at that time my volume of phakic lenses with respect to my total volume was only 6%.  So over the years, last year I did more than 32% of my cases were already ICLs.  So it is growing rapidly in favor of phakic lenses because of the advantages that the ICL is now like laser surgery in terms of patient.  When the patient comes in the clinic, the examinations we do are exactly the same as with laser surgery, so my efficiency is as good as with laser surgery but the results are better.

Hans Blickensdoerfer:	So you passed already the 30% ICLs versus 70% of LASIK. Can you imagine to see this number grow? And if so, 50%, is that a doable ratio?

Dr. Mertens:
That’s a very good question.  Actually when starting with 4c three months ago, actually I’m—those last three months I’m surpassing 50% with ICL so I’m already there and of course in the future to envision being higher than that.

Hans Blickensdoerfer:
You recently implanted these new advances in the ICL in Hassan, who works for a distributor of ophthalmic products.  He is with us here today—thank you for coming.  I would like to pass over to Dr. Mertens to ask you a few questions.

Hassan:	Yes.

Dr. Mertens:	Thank you.

Hassan:	Thank you.

Dr. Mertens:	You were a very low myope, only minus three quarters of a diopter in one eye.

Hassan:	Yes.

Dr. Mertens:	And with cylinder of -1. The other eye also minus three quarters of sphere, and a cylinder of -1.25, so very low myope. Why did you choose the ICL over LASIK surgery for you?

Hassan:
Well, because I work for a distributor in ophthalmology products I am very close to the industry.  So I heard about the great results that patients had with new the Visian ICL so I wanted to see for myself.  And also I preferred it above having a flap in my cornea, which is necessary when you get a LASIK procedure.  So I felt much more comfortable with the Visian ICL.

Dr. Mertens:	Did the reversibility of the ICL procedure, also was appealing to you?

Hassan:	Yes, yes. Definitely, definitely.

Dr. Mertens:	It’s easily removed so… So your surgery was about six weeks ago?

Hassan:	Yes.

Dr. Mertens:	So can you describe your vision today as compared to prior to the ICL surgery with your glasses?

Hassan:
Yes, it’s way more clear, way more brighter as well.  And actually one day after the surgery I could recognize my mailman for the first time who walked across the street every day and it was amazing to me.

Dr. Mertens:
Actually when you told me that I was amazed because I’m used to hearing that when I implant ICL -6 and above.  Then patients come in and say, “I see much better. I look in the garden—for the first time in my life I see leaves on the trees.”  But you at -1 also telling me, that was a surprise to me.

Hassan:
I can definitely say that the vision is better than before when I wore my glasses and also I’m not limited by the frames with the glass now.  So I can see for 360 degrees actually so that’s also a plus.

Dr. Mertens:	Of course—but also you had astigmatism and we all know that when you can correct astigmatism in the eye the results of the vision will be better than when wearing contact lenses or glasses.

Hassan:	Yes, yes.

Dr. Mertens:	Now one final question, would you choose to have the Visian ICL implanted again?

Hassan:	Definitely. Without a doubt.

Hans Blickensdoerfer:	Well, that’s very good to hear. Thank you very much for [inaudible] today.

Barry Caldwell:
Great.  Thank you very much.  Now for those in the audience, if you have any questions, there are note pads here that will be available for you to write the question on and with that, Operator, we are ready to open the line to any questions from the participants.

Operator:
Thank you, sir.  Ladies and gentlemen, as a reminder if you would like to ask a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  And if you are using speaker equipment, you will need to lift the handset before making your selection.  One moment please for our first question.

And our first question comes from the line of Joanne Wuensch with BMO Capital Markets.  Please go ahead.

Joanne Wuensch:	Thanks for taking my question. It sounds like you guys are having fun down there.

Barry Caldwell:	We’re sorry you’re not here Joanne but we understand your eight-year-old had a birthday this weekend so congratulations to him.

Joanne Wuensch:	Thank you. I have questions about the 31% ICL growth rate. Can you give us a growth rate in the U.S. and the O.U.S?

Barry Caldwell:
I believe—the U.S. was down.  The civilian sales of ICLs in the U.S. was up 1%.  I believe in total the U.S. was down 13% [editor’s note: corrected to 7%] mainly because of military.  And I believe outside the U.S. was 33% [editor’s note:  corrected to 41%] growth?  Yes.

Joanne Wuensch:	And can you remind us how foreign exchange moves through your P&L?

Barry Caldwell:
Well of course I’ll let Deborah respond.  Of course it positively impacted our revenue line, as we said in our release.  It also negatively impacted our expenses and it did have some—a little bit of impact on the gross margin line.  Deborah?

Deborah Andrews:
Hi Joanne.  Just to reiterate, yes we have transaction-related expenses that hit below the line in other income and expenses.  Also within that number are the translation effects of our euro balance accounts, our Swiss franc accounts and any associated AR that might be in euro or Swiss franc.  We have to translate into that to the current rate so that may or may not be an actual loss—ongoing loss.  That could revert if the dollar weakens against those currencies.  But at the operating income line I think there was about $80,000 of translation gain that was in the P&L.

Joanne Wuensch:	Eighty thousand dollars of translation gain in P&L?

Deborah Andrews:	Yes. So the effects of the sales—the increase in sales was offset by increases in expenses and, you know, in operating income. There was about 80,000 more of gain in the P&L versus expense.

Joanne Wuensch:	Got it. Do you think you guys are in a position shortly to start giving guidance with your feet underneath you?

Barry Caldwell:
You don’t consider our metrics as being guidance?  You know, if you’re not giving guidance, you can’t miss it.  So so far we’ve done well with the metric and we’ve raised them where they’ve been necessary and I think we’ve been fair when we’ve missed them, we’ve said we missed them.  So we did—as you know and you helped through the thought process—we thought about it at the beginning of last year.  We’ll think about it at the beginning of 2012 but right now I like the way we report.

Joanne Wuensch:	Okay. One last question. Can you quantify in any way—qualify absolutely—the introduction of the 4c impact?

Barry Caldwell:	During the third quarter?

Joanne Wuensch:	Yes.

Barry Caldwell:
There was virtually no impact during the third quarter.  We were only shipping product to doctors like Dr. Mertens here who were in the premarketing launch.  We began the official production release to all customers the first week of the fourth quarter.

Joanne Wuensch:	Wonderful. Thank you very much. Have fun.

Barry Caldwell:	Thank you, thank you Joanne.

Operator:	Thank you. Our next question comes from the line of Chris Cooley with Stephens Incorporated. Please go ahead.

Chris Cooley:	Thank you. Can you hear me okay, Barry?

Barry Caldwell:	Yes Chris, hi.

Chris Cooley:
I hope you guys have a good time there versus earnings season here.  Just two questions if I may.  When you look at the Visian growth during the quarter, I believe Deborah mentioned that 85% of that volume came in five of the top 10 markets.  Could you maybe address or provide some additional color on that concentration of revenue and why it was so tight in the current quarter?  And I just have one quick follow up.  Thank you.

Barry Caldwell:
Sure, yes.  Thank you, Chris.  I think this goes back to a point we started to make during the second quarter.  You know, as we know, in the top markets in the world, Korea has just done an outstanding job with the ICL product line and now we’re starting to see a lot of other smaller Korean markets, if you would, that are developing.  And you see those in China, in India, good growth in Germany, the U.K., the Middle East and that’s what’s kind of exciting for us in terms of as we look at the future is we see all these other small Koreas developing to provide that growth.  And yes it—and I believe four of those five countries were also standout producers during the second quarter of the year so they seem to be on a pretty good curve trend-line.

Chris Cooley:
Okay.  And then I’ll fib, I’ll do two additional and then get back in queue.  Could you maybe just give us a little bit more color about if—kind of an apples-to-apples comparison when you think about the core cataract business.  Obviously you’re now more focused on the higher margined and clearly differentiated nanoFLEX technology versus some of the older IOLs that you had; they’re more commodity in orientation.  I’m just trying to kind of tease out kind of an organic growth rate on the nanoFLEX offering.  And them similarly, could you give us a longer term view about the operating structure?  I mean you guys continue to deliver great leverage through the P&L with the top line growth.  Help us think about kind of what kind of an operating margin is realistic when we think out about two to three years once you’ve done the plant consolidation and we’ve seen the ramp up in the ICL and you’ve gone ahead and made that migration on the IOL side as well.  Thanks.

Barry Caldwell:
Sure.  Okay, Chris.  First with the IOL line, our IOL sales quarter-over-quarter were basically the same, basically flat, but there was a mix change which really helped in expansion of the gross margin.  You heard the good results overall in gross margin and when you dig down into the numbers, about half of that growth is attributable to the ICL and that gross margin and that mix; the other half is to the IOL.  So as you all know, we’ve been working out of some of the lower gross margin IOL business the company has had and moving it more to the higher gross margin.  That was a big part of the reason.  We had a significant decline in the standalone silicone IOL business which tends to be the cheaper, lower gross margin and we had that—that decline was basically made up by the increase in our pre-loaded acrylic IOL product outside the U.S.

So overall we like the trending of the business.  That’s a very stable part of our business and it’s not impacted by the economy.  We’re getting it up to gross margins now that make sense for us as a business and then we supplement on top of that the ICL growth that we see coming.

In terms of the operating structure looking forward, I think one of the things we’ve tried to say is to look at our business very simple over the next two or three years is that we think our ICL business can continue to grow in the range of 20 to 30% a year.  I think that’s fair, evidenced by the fact that we’re over 30% so far this year, and those gross margins are about 85%.  We believe our IOL business can grow 5 to 10% a year.  We grew 7% last year so we think that’s certainly reasonable and fair, given the fact that we just the last month of the third quarter shipped our first nanoFLEX products to Europe and also we still believe that before the end of the year we’ve got a good shot at getting the nanoFLEX Toric IOL approved in Europe.  So that will really help in terms of margin of IOLs in Europe and also allow us to enter some additional markets in Europe that we can’t enter today because the distributor has to make money and we have to make money and the nanoFLEX Toric is a product in which both sides can win.

So when you draw those numbers out, you can decide the growth rate.  The gross margin on IOLs is 55 going to 60, just like the gross margin on ICLs at 85%, but we certainly see the opportunity to get to a net income line of in the 20 to 25% range.  Now as we continue to grow the business, we’re going to invest so, you know, maybe not all of that will drop to the net income line as we’ve seen in the first two quarters of the year and we’re going to pick our opportunities.  We’re working on our 2012 budget right now and you will see an increase in our sales and marketing line in some of the markets that we spoke about earlier that are accounting for some of the pockets of gross in ICL and some of the other markets where we see additional opportunities.

So hopefully that answered your question, Chris.

Chris Cooley:	It did and congratulations on a great quarter.

Barry Caldwell:	Thank you.

Operator:	Thank you. Our next question comes from the line of Bruce Jackson with Morgan Joseph. Please go ahead.

Bruce Jackson:	Hi Barry.

Barry Caldwell:	Hi Bruce. How are you doing?

Bruce Jackson:	I’m good. So turning to Japan, how does this impact your launch plans? When do you think you might have the product on the market?

Barry Caldwell:
Well I think based upon the news we got last week from PMDA, I think it’s fair to anticipate that we’ll get approval in Japan before the end of the year so I think that product should be available to start shipping the first quarter of next year.

Bruce Jackson:	Okay and then in terms of reimbursement, is that already in place?

Barry Caldwell:	For the ICL in Japan?

Bruce Jackson:	Yes.

Barry Caldwell:	It is an elective procedure in Japan. There is no reimbursement there for the procedure.

Bruce Jackson:	Okay. And then turning to Korea, does the new trade agreement help you in any way?

Barry Caldwell:	Do we have a new one?

Bruce Jackson:	Yes. Yes we do.

Barry Caldwell:
Not that I—I think we’ve been a little busy kind of preparing for this fall show we have every year and it came right in between the one in Vienna, ESCRS, so I don’t believe there is any advantages in the new trade agreement with Korea.  But we’re very happy with our Korean business and our distributor and we look forward to continuing to grow together.  They’re at about a 15% market share now in Korea, our highest market share market, so we’re looking forward to continuing to grow that business with them.

Bruce Jackson:	Okay. And then turning to the United States, do you have any update on the situation with the FDA and the Toric ICL?

Barry Caldwell:
Okay, yes.  Good question, Bruce.  And it’s been asked here on the floor several times and at dinner last night several times with a group of surgeons that I was with.  A couple of things, first of all our last response to the FDA on questions regarding Toric was about three months ago and that question again was on the same topic of patients in the window versus outside of the window.  You may know—you may or may not have noticed though this morning, on the FDA website, there was an update on our second post-approval study that was a requirement of the ICL.  There were three studies as you may recall back in ’05 when that was approved, the ICL—the original ICL was approved in the U.S.  The first one is complete.  The second one which dealt with a five-year history on endothelial cell counts and cataract formation, the FDA sent us notification last week that that has been satisfied, not been yet completed but satisfied in the sense that we’ve provided all the data and they’re satisfied with what they had given us, and that what we have to work with then is any changes in the DFU as a result or not.  And that will take place in the next few weeks, so that that second post-approval study will be marked complete. Now, what does that mean?  What we’d like to think it means or what we think it means is that, a year ago when we were dealing with the FDA almost daily on the issue of endothelial cell counts, that we think, hopefully, the FDA now has accepted the 10-year data we’ve given and the five-year data and that that’s no longer a question that they have in regard to the Toric ICL.

Bruce Jackson:
Okay, great.  And then just a question for the physicians on the panel if they are still there.  If the -6 diopters is the cut-off for getting an ICL, what proportion of your patients fall into that category?

Barry Caldwell:
Okay.  So I think, Dr. Mertens, you said that that’s typically where you had been before the c, that at -6 and above was PRK or LASIK and -6—I’m sorry, above -6 was ICL, below you gave them options.  So what percent, is the question, of your patients which would be -6 and above?

Dr. Mertens:
Okay.  Well first of all, when implanting the 4c for three months, my range of ICLs implanted with the 4c was between -1 and -8.75.  So if it’s—and the mean was -5 so I’m coming down with my mean of myopia.  And of    -6 and above it will be about 20% of our cases.  But, as I’ve told you, -6 is my cut-off point for laser surgery and below that I offer ICL and LASIK to the patients.  Above -6 there’s only one option, that is the ICL.

Barry Caldwell:	Good enough, Bruce?

Bruce Jackson:
Okay.  For those 20% of patients, basically the only option they get are the ICLs so for the rest of the patients then—for that other 80%—how do they generally make their selections when given the choice between LASIK and the ICL?

Dr. Mertens:
Well when a patient typically comes in, my first question to the patient is why did you come to me?  What is your motivation?  What do you want to achieve?  What do you expect from me?  Did you—I always send them to my information brochure before they come to the pre-op consultation so the—and there is already mentioned that ICL is a possibility and laser is a possibility below -6.  So my patients already come in pre-educated which helps a lot.  When I’m talking to them, I say, okay, we’re going to run some tests.  We’re going to look at dry eyes.  We’re going to look at your cornea and we’re going to decide what will be the best and what will be the second best procedure or will it be equal.  So when I see dry eyes, I already tell my patients, okay, when we do a LASIK or a PRK the dry eyes will become worse, for sure, so the best option will be ICL.  Second is when I see any suspicion in the cornea—an abnormal corneal topography or a thin cornea—then the option is only the ICL.  So as I told you, 50% of my—more than 50% actually of my cases the last three months were ICL in respect to LASIK surgery.  So it is the business we’re doing with the fixed lenses is growing rapidly.

Barry Caldwell:	Thank you, (inaudible). Anything else you’d like to add to that?

Bruce Jackson:	Okay.

Dr. Mertens:
Basically what we are doing now is emphasizing high quality.  That’s very easy for us to explain to the patient because of high-definition TVs and basically where we are working now in lower powers, compare the quality of laser in -4, -3 and compare with the quality of the vision of ICL.  And all the objective methods that we measure, always ICL is better the quality than LASIK.  To the patients that are obsessive in quality, usually they choose all the time ICL.  Because this is something that we do not emphasize so much before and now we are understanding because we have a lot of machines that we can measure really quality and it’s very easy to explain to the patient these days, you know, normal TV or high-definition and that really this is the difference.

Bruce Jackson:	That’s great. Thank you very much.

Operator:	Thank…

Barry Caldwell:	Next question, Operator.

Operator:	Thank you. Our next question comes from the line of Raymond Myers with Benchmark Capital. Please go ahead.

Raymond Myers:	Thank you for hosting the call and taking the questions.

Barry Caldwell:	Thank you, Ray.

Raymond Myers:
First I want to ask you about the exchange rate.  I just want to be clear about what effect exchange rate might have for us in the future.  If exchange rates do not change from current levels roughly today, what impact should we expect in the fourth quarter and going forward?

Barry Caldwell:	I’m going to let Deborah answer that, Ray.

Deborah Andrews:
Okay, Ray.  You know, basically to the extent that the dollar is strong, we’ll see exchange losses or continued strength in the dollar, we’ll see foreign exchange losses.  And if the euro, Swiss francs gain strength against the dollar then we’ll see gains again on P&L.

Raymond Myers:	So as we stand today, would we expect there to be any positive or negative impact of foreign exchange in the fourth quarter or are we kind of neutral right now?

Deborah Andrews:
Well the last time I checked, and I have to admit I haven’t looked at it in a few days, but last time I checked the euro and the Swiss franc were a little stronger than what they were at the of the quarter and so I would expect the gains.

Barry Caldwell:
And I believe, Ray, if you go back to the last—the prior four or five quarters, we have seen gain from exchange so this is the first quarter in about a year and a half where we’ve had a negative impact because of exchange.

Raymond Myers:	Okay, good.

Deborah Andrews:
Ray, just to say also, our objective overall is to keep it pretty much even.  We like to see the gains, we prefer the gains, but if we manage it so, you know, we’re break-even then that’s a good result for us.

Raymond Myers:
Yes, that’s right.  What we care about is the actual results of the business and not these FX things.  So hopefully the earnings become large enough that these little slight tweaks will no longer be material.

Let me ask about something that is under your control.  The—what visibility do we have to Q4 and 2012 tax rates and manufacturing consolidation expense?  Barry, you’ve said for some time that you expect $100 million of savings through 2020 through those initiatives.  Can you give us a little better—walk us through where d the expenses hit and then when do we enjoy the benefits?

Barry Caldwell:
Okay, well first of all the benefit comes in the periods of 2014 to 2020 and that’s over $100 million benefit over that period of time for both labor and tax.  If you look at our tax rate third quarter, I don’t think anybody would be out there protesting this company isn’t paying taxes because we had a 74% tax rate of our operating income that we had to pay.  That’s too high.  I think though, realistically, if our operating income and we don’t have these negative impacts to take away from operating income, if it gets down before the tax line, we should be looking at this year and next year about a 30% tax rate and then we’ll see a favorable impact starting to hit us in 2014 and we believe from the period 2014 to 2020 that our tax rate will be about the 10% level.

Raymond Myers:	So about a 30% tax rate through 2013 and then go down to a 10% rate.

Barry Caldwell:	I think that would be a fair way to look at it.

Raymond Myers:	Okay, good. What about the expenses of the manufacturing consolidation? You’ve bucketed $6 million that you expect to spend on this. When do those hit and how do we account for that?

Barry Caldwell:
Right.  Okay, so about $600- to $650,000 of those expenses have hit already this year through the first nine months and we have shown them in our P&L, not separately.  So the smallest portion are this year.  We’re expecting about another $150,000 to hit us during the fourth quarter.  Beginning next year, we’re going to put a separate line on our P&L which will show you specifically what the costs are related to consolidation so that you can kind of take that out of your model to get a better sense of what the true business is doing versus the expenses of consolidation.

Raymond Myers:
Okay, great.  Next I want to move on to some regulatory questions.  If you’ve addressed two out of the three FDA studies that were prescribed, that begs the question what is the third study and what are the remaining milestones to getting U.S. FDA approval?

Barry Caldwell:
Well first of all Ray, none of the post-market approval studies to the ICL are milestones related to the Toric ICL.  They are not related at all.  The reason I pointed it out in this case is the endothelial cell issue had become such a large component of this interaction between us and the FDA a year ago that I thought it was fair to point out that they’ve now accepted the data from that post-market approval study.  The third study is a 5,000 patient follow up study and that number is huge.  I think we’ve completed about 1,500 and this is a requirement—not a requirement but it has to come from patients so physicians have been helping us in asking patients to sign up for on the website this questionnaire and continue to follow this for a period of a few years.  So you can understand that patients have a reluctancy to deal with this even though we do pay them for doing it and we are hoping and we will—have started some and we’ll have additional discussion with the FDA to try to lower that number of 5,000 patients to a more reasonable number.

Raymond Myers:	So is that actually directly related to the Toric approval? Because if that’s a post-marketing study for the standard ICL then that should not delay a Toric approval, should it?

Barry Caldwell:
No, not at all.  They’re not tied at all and again, the only reason I pointed out the endothelial cell issue is it was such a heavy part of the agenda a year ago with FDA regarding the Toric ICL submission which is a supplement to that PMA which was the approval for the ICL.

Raymond Myers:	Right and naturally because that is a safety related issue it does relate to a Toric application. So what else relates to this Toric application? What is the FDA’s next layer of questions to you?

Barry Caldwell;
Well the last questions that we had which were three months ago were in regards to patients in the window versus outside of the window and we’ve not had any follow up or response from the FDA since that point in time.

Raymond Myers:	Remind us what in the window means.

Barry Caldwell:
Oh, okay.  So let’s say the requirement is to follow up on a patient at 12 months.  Well odds are the physician is not going to see that patient right exactly at 12 months so there’s a window that’s allowed in clinical studies.  So let’s say for 12 months, for example, that window might be from 11 months to 13 months, that’s okay, that data is acceptable from that patient.  If you get beyond 13 months you’re called out of the window.  Now beyond out of the window on the long side really is not a bad thing because you’ve actually exposed the patient to more risk over a longer—or the same risk over a longer period of time.  I can understand why if you’re on the short end of the window the FDA would have an issue of that because you might have seen the patient at the 10-month mark and haven’t gotten close enough to the 12-month mark.  That basically is an example of how it works.

Raymond Myers:	So how many of the patients were on the short end of the window?

Barry Caldwell:	A very small amount.

Raymond Myers:	Okay, that’s good. So that was the last—those were the last questions they gave? I suppose they can come up with questions indefinitely if they want to?

Barry Caldwell:	I believe it’s their right.

Raymond Myers:	Okay. We’re glad that you’re making progress in what they’re asking. Hopefully it’s not a protracted—continue to be a protracted procedure. But thank you very much…

Barry Caldwell:	Well that…

Raymond Myers:	Go ahead, Barry.

Barry Caldwell:	You know I think in the next few weeks as we get Toric approved in Japan then we’ll only have one more market in the world to get approval in and that will be the U.S.

Operator:	Thank you and our next question is a follow up question from the line of Chris Cooley with Stephens Incorporated. Please go ahead.

Chris Cooley:
Thank you and thank you for taking this follow up.  Just to be—just two quick follow ups, Barry.  One if I may, just to be clear when I think about the non-operating items that impacted the 2Q—I mean sorry, the 3Q—results.  I apologize there was a little bit of static there when Deborah was running through those.  Could you guys provide that one more time, just so I can kind of get to kind of what was a baseline for the quarter, or what earnings would have been ex those operating one-time items as well as the gain?

Barry Caldwell:	Yes, I…

Chris Cooley:
And then secondly, could we just touch base?  I know having recently been at the experts meeting at the ESCRS, great enthusiasm on the V4c.  Just give us maybe your assessment of domestic surgeons’ views of the V4c.  I mean you know, I guess with the Innovation Summit kicking off there on Thursday and the Academy now having run for three days, just your thoughts on kind of how domestic surgeons are seeing the opportunity with the V4c or what will be the V5 once it comes to the States.

Barry Caldwell:
Sure.  Okay, Chris.  Up in the non-operating items that hit our P&L, out total other income wasn’t actually an expense for the quarter of about $450,000 versus last year during the third quarter—it was income, not an expense—it was about 390,000.  So the year-over-year comparison was a negative impact to us of a total of $835,000.  Now when you look at the two items in that line that had the greatest impact, exchange was about 270-, 280,000 of that number and then there was about 150,000 related to the adjustment of the warrants that we have outstanding because of the increase in the STAAR stock price.

Chris Cooley:	Understood.

Barry Caldwell:
Okay, so now on the domestic surgeon side, good question.  You must have been listening in last night.  We had a dinner last night with about 15 U.S. surgeons and Dr. Mertens actually was there and presented his data on the V4c and every question they wanted to ask was related to the FDA and when they think they can get it.  And I’m going to let Dr. Mertens add anything he might want to add since he presented and interacted a lot with those U.S. domestic surgeons.  But my takeaway was they are very enthused about the technology and they think it will make the procedure much simpler and easier for them and their patients.

Dr. Mertens:
There were around 16 very important U.S. surgeons implanting the ICL already in their practice and they were very anxious to hear what my experience was with the 4c and I told you this afternoon how I feel about this technology and also at the experts meeting in Vienna and those few surgeons were very anxious to know when this technology can come to the States.  Of course we cannot answer that question but there were no—there were no doubts about the advantages of this new technology.

Barry Caldwell:
Okay, I have a question from the audience quickly and then Operator, if there’s one final question from the conference line I think we can take it because we need to wrap up.  But an interesting question from the audience for both Dr. Zaldivar and Dr. Mertens.  And that is, “Why don’t the majority of your colleagues implant the ICL today?”

Dr. Zaldivar:
This is interesting question because one of the reasons—I think there are two reasons.  One of the reasons is iridectomy, that is not easy and the new model avoids it.  That is my expectation and they’re always going to be very high.  Probably the second one is sizing of the lens that we had improved incredibly with the new instruments now like ultrasound.  That if we take out one of the problems—that is, iridectomy because we are going to avoid it— the only thing difficult for a standard doctor is going to be sizing. But now it is a little bit more easy because it is a lot more [inaudible] for us to do it.  That’s my expectation, as with all surgeries, you are becoming better, it’s easier.  And it is also reflected in all the meetings that we had the last year, that because usually… When we talked in France two years ago there was about 80 people in the audience and now the last one was about 600.  And this is for us, it’s a measurement of expectations of the surgery and I think the growing is going to be the same that the doctors can envision what is going to be the technique.  That is probably—these are the two limitations.  One is taken out and probably now we are growing a lot.

Dr. Mertens:
I want to add one more thing, Roberto, is that there were reports in the literature about cataract formation.  And I must tell you that in my hands it not has been any issue.  So I have a follow up in more than 700 ICLs, more than four years follow up, and my incidence of cataract is less than 0.5%.  So which is as low as other—and even lower than other phakic IOLs.  And my colleagues must understand that when you do surgery on an eye on a high myope, they can have cataracts just by doing surgery on it.  Like when doing surgery for glaucoma for high eye pressure, that eye can get cataracts sooner than without surgery.

This is one thing that we have to add and these are many questions that are asked by surgeons: “Oh, it is dangerous for cataracts.”  And we need to make sure and we need to tell them—and we do of course—that cataracts is a not an issue.  Endothelial cells also is an issue because when you have to deal with corneal problems and corneal transplants—you can never get a very good outcome when doing corneal transplants.  So the ICL, we don’t get any issues with the endothelial cells, and anterior phakic IOLs do, they have issues with endothelial cells.

Dr. Zaldivar:
And talking about just cataracts, I have the experience to use all the models of ICL that was not the same since 1993, and since we started doing the V4 and we precise the sizing of the lens and learning a little bit on how to do it, it was incredible because almost since 2001 we don’t have any case of cataracts in 10 years of follow up.  No cases, in maybe about 8,000 lenses.

Barry Caldwell:	Okay, Operator, I think there’s one more question we can take from the lines and then we need to wrap up.

Operator:	Thank you, sir. Our next question comes from the line of Jack Fraser with Seamark Capital. Please go ahead.

Jack Fraser:
Hi everybody.  I would just like, Barry and Deborah, to explore whether or not you’ve had a chance to think through looking longer term out.  When you consider your core ICL business growing at 20 to 30% per year and your core IOL business with really the nanoFLEX growing at 5 to 10% per year and assuming that you maintain grow margins of 85 on the ICLs and 55 to 60 in the IOLs and then considering your expected costs after you remanufacture—your manufacturing footprint is consolidated into Monrovia, have you thought through what your overall corporate average gross margins would look like at the end of say two years on a pro forma basis?

Barry Caldwell:
Good question, Jack.  I think through all of that—and you can see through the dynamics of the greater growth in ICLs with the higher gross margins that that has a very positive impact on the overall gross margin plus what we think we’ll get through consolidation, I think we believe we can get very close or if not to the 80% gross margin level with this business.

Jack Fraser:	Okay, great. Thanks a lot and congratulations.

Barry Caldwell:
Thank you, Jack.  And I want to thank all of those on the line and on the webcast for their questions and their interest, all of those in the audience, but I especially want to thank Roberto and Erik and Hassan.  I think to hear it actually from the surgeon’s mouth and also then to hear it from the patient’s mouth, it can be said much better than Deborah and I can say.

We had a very good third quarter though we still have a lot of work to do and we’re about it here; we’ll be at it tonight.  And we look forward to reporting to you on our success during the fourth quarter.  I will point out to you that we will be in New York City twice during the month of November, the second week of November for the Stephens conference and the fourth week of November for the Piper Jaffray conference.  So if you’re in New York and would like to schedule time with us, please call EVC and any of the investor analysts that have additional questions tonight that they’d like to follow up on, please feel free to call Deborah or myself on our cell phones as we’re here in Atlanta and we’ll be out to dinner.

Again, thank you very much and have a good evening.

Operator:
Thank you.  Ladies and gentlemen, that concludes the STAAR Surgical Third Quarter 2011 Financial Results Conference Call.  If you would like to listen to a replay of today’s conference, you can dial 303-590-3030 or 1-800-406-7325 and enter the access code of 4478575 followed by the pound sign.

We thank you for your participation.  You may now disconnect.